THIS RIGHTS TRUST DEED is made on the 17th day of July, 2000.

BETWEEN:


(1) APW LTD., a Bermuda company limited by shares, whose registered office is at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (the "Company");

(2) APW North America Inc., a Delaware corporation limited by shares whose registered office is at N22 W23685 Ridgeview Parkway West, Waukesha, WI 53188-1013, as trustee for the holders of the Rights (the "Trustee", which expression shall, wherever the context so admits, include its successors); and

(3) FIRSTAR BANK N.A., a Wisconsin corporation whose registered office is at 1555 North RiverCenter Drive, Suite 301, Milwaukee, Wisconsin 53212 as rights agent in respect of the Rights (hereinafter defined)(the "Rights Agent", which expression shall, wherever the context so admits, include its successors and permitted assigns).

WHEREAS:

(1) By a resolution of the board of directors of the Company passed on July 17, 2000 the Company authorised the creation and distribution of the Rights upon the terms and subject to the conditions set out in the Rights Agreement (as defined below).

(2) The Trustee has agreed to act as trustee for the benefit of the holders of the Rights upon and subject to the terms of this Rights Trust Deed.

NOW THIS DEED WITNESSETH AND IT IS AGREED AND DECLARED as follows:

1.   INTERPRETATION

     (a) "Rights Agreement" means the rights agreement dated July 17, 2000 between the Company and the Rights Agent (as from time to time supplemented or amended):

     (a) unless the context otherwise requires words and expressions defined in the Rights Agreement shall have the same meaning when used in this Rights Trust Deed;

     (b) all references to "this Rights Trust Deed" shall mean this deed as from time to time supplemented or amended;

     (c)  words denoting the singular shall include the plural and vice versa;

     (d)  words denoting one gender only shall include the other genders;

     (e) words denoting persons only shall include firms and companies and vice versa; and

     (f) headings are included for ease of reference and shall not affect the interpretation of this Rights Trust Deed.

2.   APPOINTMENT OF TRUSTEE

(1) The Company hereby appoints the Trustee to act as trustee for the holders of the Rights in accordance with the terms and conditions of this Rights Trust Deed and the Trustee hereby accepts such appointment.

(2) The Company covenants with the Trustee, as trustee for the holders of the Rights and as fully and effectively as if the Trustee was an original party to the Rights Agreement and as if the Company had covenanted with the Trustee in the Rights Agreement that it will comply with and perform and observe all its obligations under the Rights Agreement.

(3) The Rights Agent covenants with the Trustee, as trustee for the holders of the Rights and as fully and effectively as if the Trustee were an original party to the Rights Agreement and the Rights Agent had covenanted to the Trustee in the Rights Agreement that it will comply with and perform and observe all its obligations under the Rights Agreement.

3.   APPLICATION OF RIGHTS AGREEMENT TO TRUSTEE

(1) The Company shall give the Trustee any notice of the occurrence of the Distribution Date given to the Rights Agent under the Rights Agreement in the same manner and at the same time as it is given to the Rights Agent under the Rights Agreement.

(2) The Company shall deliver to the Trustee a copy of any certificate of adjustments and brief statement of the facts accounting for such adjustment prepared under the Rights Agreement in the same manner and at the same time as they are delivered to the Rights Agent under the Rights Agreement. The Trustee shall be entitled to rely on any such certificate and on any adjustment therein contained without further enquiry (save in the case of manifest error).

(3) (a) For the avoidance of doubt, any registered holder of any Right Certificate (or, prior to the Distribution Date, the associated share certificate) shall not require the consent of the Trustee for any of the actions permitted to be taken by that holder under the Rights Agreement; and

     (b) the Trustee shall not be obliged to take any action to enforce any provisions of this Rights Trust Deed or the Rights Agreement but shall, if requested by any registered holder of a Right Certificate, join in any action by that holder (i) if it is necessary to enable that holder to enforce his rights under the Rights Agreement and (ii) provided that the Trustee is indemnified and secured to its satisfaction by that holder against all losses, damages, costs, charges, claims, demands, expenses, judgments, actions, proceedings or other liabilities whatsoever to which the Trustee may thereby render itself liable.

(4) The Trustee may deem and treat the Person in whose name a Right Certificate (or, prior to the Distribution Date, the associated share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever. Unless the context otherwise requires, the term "holder" of any Rights shall mean the registered holder of such Rights (or, prior to the Distribution Date, the associated shares).

(5) Notwithstanding anything in this Rights Trust Deed to the contrary, the Trustee shall not have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Rights Trust Deed by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority prohibiting or otherwise restraining performance of such obligation; provided that the Company shall use its best endeavours to have any such order, decree or ruling lifted or otherwise overturned as soon as possible.

(6) The provisions of Sections 20, 28 and 29 of the Rights Agreement shall apply mutatis mutandis to the Trustee.

(7) The Company shall give to the Trustee any notice of redemption given to the Rights Agent and to holders of Rights under Section 23 of the Rights Agreement, in the same manner and at the same time as it is delivered to the Rights Agent.

(8) The Company shall give to the Trustee any notice of proposed action and any notice of a Triggering Event given to each holder of a Right under Section 25 of the Rights Agreement, in the same manner and at the same time as it is given to each holder of a Right.

(9) The provisions of Section 27 of the Rights Agreement shall apply mutatis mutandis to the Trustee in the same way and to the same extent as they apply to the Rights Agent.

(10) The provisions of Section 26 of the Rights Agreement shall apply mutatis mutandis to the Trustee, in the same way and to the same extent as they apply to the Rights Agent, in relation to notices or demands to be given or made to the Trustee under the provisions of the Rights Agreement and in relation to notices or demands to be given or made to the Trustee under this Rights Trust Deed. The address of the Trustee for these purposes shall be the address set out on the first page of this Rights Trust Deed or such other address as the Trustee shall specify in writing to the Company.

(11) The provisions of Section 30 of the Rights Agreement shall apply mutatis mutandis to this Rights Trust Deed.

4.   SUPPLEMENT TO DUTIES OF TRUSTEE

(1) The Trustee shall have absolute and unfettered discretion over the exercise of its trusts, powers, authorities and discretions under this Rights Trust Deed (the exercise of which as between the Trustee and the holders of the Rights shall be conclusive and binding on the holders of the Rights) and shall not be responsible for any loss, damage, cost, charge, claim, demand, expenses, judgment, action, proceeding or other liability whatsoever which may result from the exercise or non-exercise of such powers, authorities and discretions.

(2) The Trustee shall not be bound to ascertain whether the Company or the Rights Agent is complying with its obligations under this Rights Trust Deed or under the Rights Agreement and shall be entitled to assume that each of the Company and the Rights Agent is observing and performing all its obligations under this Rights Trust Deed and under the Rights Agreement.

(3) The Trustee shall not be required to disclose to any holder of a Right any information made available to the Trustee by the Company or by the Rights Agent and no holder of a Right shall be entitled to take any action to obtain any such information from the Trustee.

5.   CHANGE OF TRUSTEE

(1) The Trustee may resign and be discharged from its duties under this Rights Trust Deed at any time by giving written notice to the Company.

(2) The Company may remove the Trustee or any successor Trustee at any time by giving written notice to the Trustee.

(3) If the Trustee resigns or is removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Trustee by written instrument, executed by authority of the Board of Directors and the Company shall give written notice of such appointment to the Rights Agent.

(4) Any resignation or removal of the Trustee and any appointment of a successor Trustee pursuant to the provisions of this Section 5 shall become effective upon (i) the execution by the successor Trustee of an instrument accepting appointment hereunder and (ii) the delivery thereof to the Company.

(5) Failure to give any notice provided for in this Section 5, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Trustee or the appointment of the successor Trustee, as the case may be.

6.   GOVERNING LAW

     This Rights Trust Deed is governed by and shall be construed in accordance with the laws of Bermuda.

7.   JURISDICTION

     The Company and the Trustee hereby submit to the non-exclusive jurisdiction of the courts of Bermuda for purposes of any proceedings seeking to enforce any provision of, or any matter arising out of or in connection with this Rights Trust Deed or the Rights Agreement or any transactions contemplated hereby or thereby and the Company and the Trustee hereby consent to the jurisdiction of such courts (and the appropriate appellate courts therefrom in any such proceedings) and irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the venue of such proceedings being brought in an inconvenient forum.

8.   COUNTERPARTS

     This Rights Trust Deed may be executed and delivered in any number of counterparts, all of which shall constitute one and the same deed.

IN WITNESS whereof this Rights Trust Deed has been executed as a deed and been delivered on the date first before written.


THE COMMON SEAL of           )                By: /s/
APW LTD.                     )                    --------------------
was hereunto affixed in the  )                    Name:
presence of:                 )                    Title:


                                              By: /s/
                                                  --------------------
                                                  Name:
                                                  Title:

THE COMMON SEAL of       )                    By: /s/
APW North America, Inc.  )                        -------------------
was hereunto affixed in  )                        Name:
the presence of:         )                        Title:


                                              By: /s/
                                                  -------------------
                                                  Name:
                                                  Title:


THE COMMON SEAL of       )                    By: /s/
FIRSTAR BANK N.A.        )                        -------------------
was hereunto affixed in  )                        Name:
the presence of:         )                        Title:


                                              By: /s/
                                                  -------------------
                                                  Name:
                                                  Title: